Exhibit 99.1

GlobalSCAPE, Inc. Names Matt Goulet Chief Operating Officer

SAN ANTONIO, October 6, 2015 – GlobalSCAPE, Inc. (NYSE MKT: GSB), the secure information exchange company, announced today, that Matt Goulet has been appointed Chief Operating Officer, a new position within Globalscape. While continuing to have leadership responsibilities over the global sales and marketing teams, effective immediately, Mr. Goulet will assume operational leadership responsibilities for the complete go-to-market value chain including direction of the product strategy and management, engineering and quality assurance teams. He will also be responsible for the alignment and prioritization of technology alliances to further Globalscape’s go-to-market strategy.

Goulet joined Globalscape in 2013 bringing nearly 20 years of experience in the security, networking, and storage industries. Prior to this appointment, Goulet was responsible for leading the global sales and marketing organization at Globalscape. In that role, he was responsible for the Company’s worldwide go-to-market strategy and all marketing and sales-related functions, including sales engineering and sales operations. In 2014, his teams helped contribute to unprecedented company growth. Throughout 2015 Goulet and his teams have continued to drive results for the company:
•	New license bookings for the first half of 2015 grew 33 percent when compared with the first half of 2014
•	Revenue for the first half of 2015 grew 19 percent compared to the first half of 2014
•	Goulet was named a Channel Chief by CRN for the second consecutive year
•	The Globalscape Channel program was awarded a 5-Star rating in CRN’s 2015 Partner Program Guide
•	Expanded marketing programs have significantly contributed to the growth of the sales pipeline
•	Globalscape was named as a Champion by the Info-Tech Research Group in their annual Managed File Transfer Vendor Landscape report

SUPPORTING QUOTES:
James Bindseil, President and CEO of Globalscape
“It is with great pleasure that I get to announce that Matt Goulet is being promoted to Chief Operating Officer. Matt is a seasoned and trusted leader who, since joining Globalscape, has consistently delivered results. I have tremendous confidence in Matt’s ability to align Globalscape’s world-class sales and marketing organization with our product and engineering teams to continue to drive and extend Globalscape’s market share. I am excited that Matt will be helping guide and shape the organization for the foreseeable future.”

Matt Goulet, COO of Globalscape
"Globalscape is an incredible company and I am so encouraged by all that our teams have accomplished. It is with that energy that I am incredibly eager to continue help drive Globalscape’s evolution as an organization in this new role. Our strategy has never been more compelling, and I look forward to continuing to keep our employees and the customer at the forefront of everything we do."

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features the EFT platform, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best-in-class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments, and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2013 calendar year, filed with the Securities and Exchange Commission on March 27, 2014.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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